Exhibit 99.1

AMENDMENT NO. 3
TO
STOCKHOLDERS AGREEMENT

This AMENDMENT NO. 3, dated as of November 9, 2006 (this “Amendment No. 3”), to the STOCKHOLDERS AGREEMENT, dated as of September 30, 2004 (the “Stockholders Agreement”), is among ACA Capital Holdings, Inc., a Delaware corporation (the “Company”), and the stockholders of the Company listed on the signature pages hereto.

WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders to register shares of its Common Stock with the Securities and Exchange Commission pursuant to a registration statement on Form S-1 (File No. 333-133949) and list its shares of Common Stock for trading on the New York Stock Exchange;

WHEREAS, the Company expects to offer its Common Stock for sale to the public in an initial public offering pursuant to a registration statement on Form S-1 filed with the Securities and Exchange Commission (an “Initial Public Offering”);

WHEREAS, pursuant to Section 12 of the Stockholders Agreement, the Stockholders Agreement may be amended if the amendment is approved in writing by the Company, the holders of at least a majority of the Stockholder Shares (voting together as a single class, on an as-converted basis) and the holders of a majority of the Series B Preferred Stock;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                               Amendment.

(a)                   The definition of “Qualified Public Offering” in Section 10 of the Stockholders Agreement is hereby amended by deleting such clause in its entirety and replacing it with the following:

“Qualified Public Offering” means an underwritten Public Offering (to be managed by an underwriter or underwriters of recognized national standing) resulting in net proceeds to the Company and/or the selling Company stockholders of, at least $75 million; provided that a Qualified Public Offering shall not include a Public Offering made in connection with a business acquisition or combination or an employee benefit plan.

2.                               Governing Law.

This Amendment No. 3 shall be governed in all respects by the laws of the State of Delaware, without reference to the conflict of laws principles thereof.

3.                               Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same written consent.

IN WITNESS WHEREOF, the parties hereto have executed and delivered the Amendment No. 3 as of the date first above written.

ACA CAPITAL HOLDINGS, INC.

By:
Name: Nora J. Dahlman
Title: General Counsel & Secretary

Stockholder	Shares of Capital Stock of the Company Owned

BSMB/ACA LLC
Series B Senior Convertible Preferred—1,685,663.8305
By: Bear Stearns Merchant Manager II, LLC, its Manager

By: JDH Management, LLC, its Manager

By:
Name:
Title:

SF HOLDING CORP.
Common—237,623.8
Convertible Preference—273.4
Senior Convertible Preferred—25.8
By:	Series B Senior Convertible Preferred—267,565.6819
Name:
Title:

2

THIRD AVENUE TRUST ON BEHALF OF THE
THIRD AVENUE VALUE FUND SERIES	Common—118,811.9
Convertible Preference—258.7
Senior Convertible Preferred—103.4
By:	Series B Senior Convertible Preferred—133,782.8436
Name:
Title:

THIRD AVENUE TRUST ON BEHALF OF THE THIRD AVENUE VALUE FUND SERIES	Common—118,811.9
Convertible Preference—258.7
Senior Convertible Preferred—103.4
By:	Series B Senior Convertible Preferred—133,782.8436
Name: David M. Barse
Title: President

CHESTNUT HILL ACA, LLC
Common—237,623.8
Convertible Preference—163.5
By:	Senior Convertible Preferred—103.4
Name:	Series B Senior Convertible Preferred—267,565.6983
Title:

3